Exhibit 99.1

Phillips 66 Reports First-Quarter 2023 Financial Results

•Reported first-quarter earnings of $2.0 billion or $4.20 per share
•Generated $1.2 billion of operating cash flow, $2.5 billion excluding working capital
•Returned $1.3 billion to shareholders through dividends and share repurchases
•Increased quarterly dividend 8% to $1.05 per common share
•Achieved strong Refining operations, turnaround execution and market capture
•Earned industry recognition for 2022 exemplary safety performance in Midstream, Refining and Chemicals

HOUSTON, May 3, 2023 – Phillips 66 (NYSE: PSX), a diversified energy company, announces first-quarter 2023 earnings of $2.0 billion, or $4.20 per share, compared with earnings of $1.9 billion in the fourth quarter of 2022. Excluding special items of $4 million, the company had adjusted earnings of $2.0 billion, or $4.21 per share, in the first quarter, compared with fourth-quarter adjusted earnings of $1.9 billion.

“We continued to make progress on our strategic priorities, delivering strong financial and operating results in the quarter,” said Mark Lashier, President and CEO of Phillips 66. “In Refining, we ran above industry-average crude utilization, successfully executed major turnarounds and increased market capture to 93%.

“We are delivering on our plan to increase shareholder distributions through dividends and share repurchases. During the first quarter we increased our dividend, demonstrating our ongoing commitment to a secure, competitive and growing dividend. We also repurchased $800 million of shares, bringing our total shareholder distributions to $1.3 billion for the quarter.

“In Midstream, we are advancing our NGL wellhead-to-market strategy. We recently achieved a significant integration milestone with the transition of DCP Midstream employees into Phillips 66, enabling continued synergy capture. We expect to complete the acquisition of the DCP Midstream, LP public common units by the end of the second quarter.”

Phillips 66 Reports First-Quarter 2023 Financial Results
Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2023	Q4 2022	Q1 2023	Q4 2022
Transportation	$306	237	270	237
NGL and Other	408	430	420	448
NOVONIX	(12)	(11)	(12)	(11)
Midstream	$702	656	678	674

Midstream first-quarter 2023 pre-tax income was $702 million, compared with $656 million in the fourth quarter of 2022. Results in the first quarter of 2023 included a gain of $36 million from the Belle Chasse terminal sale and $12 million of restructuring costs related to the integration of DCP Midstream. Results in the fourth quarter included $18 million of DCP Midstream restructuring costs.

Transportation first-quarter of 2023 adjusted pre-tax income was $270 million, compared with adjusted pre-tax income of $237 million in the fourth quarter of 2022. The increase was primarily driven by seasonally lower operating costs.

NGL and Other adjusted pre-tax income was $420 million in the first quarter of 2023, compared with adjusted pre-tax income of $448 million in the fourth quarter of 2022. The decrease was mainly due to declining commodity prices in the gathering and processing business.

In the first quarter of 2023, the fair value of the company’s investment in NOVONIX, Ltd. decreased by $12 million compared with a $11 million decrease in the fourth quarter of 2022.

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2023	Q4 2022	Q1 2023	Q4 2022
Chemicals	$198	52	198	52

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals first-quarter 2023 reported and adjusted pre-tax income was $198 million, compared with $52 million in the fourth quarter of 2022. This increase was mainly due to improved margins from lower feedstock costs, higher sales volumes and decreased utility costs. Global olefins and polyolefins utilization was 94% for the quarter.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2023	Q4 2022	Q1 2023	Q4 2022
Refining	$1,608	1,640	1,608	1,626

Refining first-quarter 2023 reported and adjusted pre-tax income was $1.6 billion, compared with pre-tax income of $1.6 billion in the fourth quarter of 2022. Results in the fourth quarter included hurricane-related insurance recovery benefits of $14 million.

Phillips 66 Reports First-Quarter 2023 Financial Results
The impact of lower volumes from turnaround activity was mostly offset by higher realized margins and lower utility costs. Realized margins increased from $19.73 per barrel in the fourth quarter of 2022 to $20.72 per barrel in the first quarter of 2023, as lower market crack spreads were more than offset by higher clean product differentials, improved feedstock advantage and secondary products. The composite market crack spread, excluding RIN costs, decreased from $23.58 per barrel in the fourth quarter of 2022 to $22.39 per barrel in the first quarter of 2023.

Pre-tax turnaround costs for the first quarter were $234 million. Crude utilization rate was 90% and clean product yield was 83%. Market capture increased from 84% to 93%.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2023	Q4 2022	Q1 2023	Q4 2022
Marketing and Specialties	$426	539	426	539

Marketing and Specialties first-quarter 2023 reported and adjusted pre-tax income was $426 million, compared with $539 million in the fourth quarter of 2022, mainly due to lower international marketing margins.

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q1 2023	Q4 2022	Q1 2023	Q4 2022
Corporate and Other	$(283)	(340)	(248)	(280)

Corporate and Other first-quarter 2023 pre-tax costs were $283 million, compared with pre-tax costs of $340 million in the fourth quarter of 2022. Pre-tax costs included $35 million and $60 million of restructuring costs related to business transformation in the first quarter of 2023 and fourth quarter of 2022, respectively.

Adjusted pre-tax costs were $248 million in first-quarter 2023. The improvement in the first quarter was mainly due to higher interest income and recognition of a transfer tax on a foreign entity reorganization in the fourth quarter of 2022.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.2 billion in cash from operations in the first quarter of 2023. Excluding working capital impacts, operating cash flow was $2.5 billion.

During the first quarter, Phillips 66 funded $800 million of share repurchases, $486 million in dividends and $378 million of capital expenditures and investments. The company ended the quarter with 459 million shares outstanding.

Also during the quarter, the company issued $1.25 billion of senior unsecured notes and entered into a $1.5 billion delayed draw term loan agreement, both in support of the pending buy-in of DCP Midstream, LP’s publicly held common units.

Phillips 66 Reports First-Quarter 2023 Financial Results
As of March 31, 2023, the company had $7.0 billion of cash and cash equivalents and $6.2 billion of committed capacity available under credit facilities. Additionally, the company has $1.5 billion of capacity available under the delayed draw term agreement conditioned upon closing of the pending buy-in transaction. The company’s consolidated debt-to-capital ratio was 35% and its net debt-to-capital ratio was 25%.

Strategic Update

Since July 2022 the company has returned $3.7 billion to shareholders through share repurchases and dividends, progressing toward its target of $10 billion to $12 billion in shareholder distributions by year-end 2024.

Phillips 66 is on track to deliver $1 billion in run-rate savings by the end of 2023 under its business transformation initiative. At the end of the first quarter, the company had achieved over $600 million of run-rate savings, including $200 million of sustaining capital efficiencies while prioritizing safety and reliability. Over half of the $400 million run-rate cost savings are attributable to the Refining segment.

Phillips 66 is executing its NGL growth strategy to build its wellhead-to-market value chain. On April 1, DCP Midstream employees transitioned into Phillips 66. The company previously agreed to acquire all publicly held common units of DCP Midstream, LP in exchange for cash. The transaction is expected to close by the end of the second quarter of 2023 and will increase the company’s economic interest in DCP Midstream to 86.8%. The total increase in the company’s economic interest in DCP Midstream, including the impact from the merger transaction last year, is expected to generate an incremental $1 billion of annual adjusted EBITDA. In addition, Phillips 66 is on track to capture over $300 million of commercial and operating synergies.

In Chemicals, CPChem continues to pursue a portfolio of high-return growth projects including construction of a second world-scale 1-hexene unit in Old Ocean, Texas, and the expansion of propylene splitter capacity at its Cedar Bayou facility. Both projects are expected to start up in the second half of 2023.

CPChem and QatarEnergy are building joint-venture petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar. On the U.S. Gulf Coast, the Golden Triangle Polymers facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a combined capacity of 4.4 billion pounds per year. CPChem owns a 51% equity share in the joint venture and operations are expected to begin in 2026. The Ras Laffan Petrochemical facility will include a 4.6 billion pounds per year ethane cracker and two high-density polyethylene units with a total capacity of 3.7 billion pounds per year. The joint venture is owned 30% by CPChem with operations expected to start up in late 2026.

Phillips 66 is converting its San Francisco Refinery in Rodeo, California, into one of the world’s largest renewable fuels facilities. In February, the company safely shut down the Santa Maria facility as it continues to advance its conversion plans. The Rodeo Renewed refinery conversion project is expected to begin commercial operations in the first quarter of 2024. The conversion will reduce emissions from the facility and produce lower carbon-intensity transportation fuels. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity.

Phillips 66 Reports First-Quarter 2023 Financial Results
The American Fuel and Petrochemical Manufacturers (AFPM) recognized five Phillips 66 refineries for exemplary safety performance in 2022. For the second consecutive year, the Sweeny Refinery received the Distinguished Safety Award, the highest annual safety award in the industry. The Bayway, Borger and Santa Maria refineries earned Elite Gold Awards, and Ponca City Refinery earned an Elite Silver Award. In Chemicals, four CPChem facilities were recognized with AFPM safety awards.
In Midstream, Phillips 66 was awarded the American Petroleum Institute’s (API) Distinguished Pipeline Safety Award for large operators for the third consecutive year. This is the highest recognition by API for the midstream industry.

Phillips 66 Reports First-Quarter 2023 Financial Results
Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2023	2022
	Q1	Q4	Q1	*
Midstream	$702	656	212
Chemicals	198	52	396
Refining	1,608	1,640	173
Marketing and Specialties	426	539	296
Corporate and Other	(283)	(340)	(249)
Pre-Tax Income	2,651	2,547	828
Less: Income tax expense	574	535	171
Less: Noncontrolling interests	116	128	75
Phillips 66	$1,961	1,884	582

Adjusted Earnings
	Millions of Dollars
	2023	2022
	Q1	Q4	Q1	*
Midstream	$678	674	212
Chemicals	198	52	396
Refining	1,608	1,626	190
Marketing and Specialties	426	539	296
Corporate and Other	(248)	(280)	(249)
Pre-Tax Income	2,662	2,611	845
Less: Income tax expense	576	574	175
Less: Noncontrolling interests	121	138	75
Phillips 66	$1,965	1,899	595
*Earnings and adjusted earnings for the first quarter of 2022 have been recast to reflect a change in the composition of the company's segments made in the fourth quarter of 2022. See the Basis of Presentation section below for further information.

Phillips 66 Reports First-Quarter 2023 Financial Results
About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn or Twitter.

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CONTACTS
Jeff Dietert (investors)	Owen Simpson (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	owen.simpson@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; our ability to consummate the pending acquisition of the outstanding public common units of DCP Midstream, LP and the timing and cost associated therewith; our ability to achieve the expected benefits of the integration of DCP Midstream, LP and from the pending acquisition, if consummated; the diversion of management’s time on transaction and integration-related matters; the success of the company’s business transformation initiatives and the realization of savings from actions taken in connection therewith; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; current or contemplated changes in governmental policies or laws that relate to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels that regulate profits, pricing, or taxation, or other regulations that limit or restrict refining, marketing and midstream operations or restrict exports; the inability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities (including the Russia-Ukraine war), expropriation of assets, and other political, economic or diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports First-Quarter 2023 Financial Results
Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted earnings per share” and “adjusted pre-tax income.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. References in the release to earnings refer to net income attributable to Phillips 66.

This news release also includes the terms “sustaining capital” and “adjusted EBITDA,” which are non-GAAP financial measures. Sustaining capital is a component of total capital expenditures, which is the most directly comparable GAAP financial measure. Adjusted EBITDA, as used in this release, is a forward-looking non-GAAP financial measure. EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Adjusted EBITDA estimates depend on future levels of revenues and expenses, including amounts that will be attributable to noncontrolling interests, which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected adjusted EBITDA to consolidated net income or segment income before income taxes without unreasonable effort.

Basis of Presentation— During the fourth quarter of 2022, we changed the internal financial information reviewed by our chief executive officer to evaluate results and allocate resources to reflect the realignment of certain businesses between segments and business lines. We determined this realignment resulted in a change in the composition of our operating segments. Accordingly, first-quarter 2022 results have been recast for comparability. The primary effects of this realignment included moving the results of certain processing assets at our Sweeny and Lake Charles refineries from the Midstream segment (NGL and Other) to the Refining segment. Additionally, commissions charged to the Refining segment by the Marketing and Specialties segment related to sales of specialty products were eliminated and the costs of the sales organization were reclassified from the Marketing and Specialties segment to the Refining segment. Additionally, we no longer present disaggregated business line results for our Chemicals and Marketing and Specialties segments.

Phillips 66 Reports First-Quarter 2023 Financial Results

	Millions of Dollars
	Except as Indicated
	2023	2022
	Q1	Q4	Q1	*
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$1,961	1,884	582
Pre-tax adjustments:
Hurricane-related costs (recovery)	—	(14)	17
Net gain on asset disposition	(36)	—	—
Business transformation restructuring costs[1]	35	60	—
DCP integration restructuring costs[2]	12	18	—
Tax impact of adjustments[3]	(2)	(14)	(4)
Other tax impacts	—	(25)	—
Noncontrolling interests	(5)	(10)	—
Adjusted earnings	$1,965	1,881	595
Earnings per share of common stock (dollars)	$4.20	3.97	1.29
Adjusted earnings per share of common stock (dollars)[4]	$4.21	4.00	1.32

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$702	656	212
Pre-tax adjustments:
Net gain on asset disposition	(36)	—	—
DCP integration restructuring costs[2]	12	18	—
Adjusted pre-tax income	$678	674	212
Chemicals Pre-Tax Income	$198	52	396
Pre-tax adjustments:
None	—	—	—
Adjusted pre-tax income	$198	52	396
Refining Pre-Tax Income	$1,608	1,640	173
Pre-tax adjustments:
Hurricane-related costs (recovery)	—	(14)	17
Adjusted pre-tax income	$1,608	1,626	190
Marketing and Specialties Pre-Tax Income	$426	539	296
Pre-tax adjustments:
None	—	—	—
Adjusted pre-tax income	$426	539	296
Corporate and Other Pre-Tax Loss	$(283)	(340)	(249)
Pre-tax adjustments:
Business transformation restructuring costs[1]	35	60	—
Adjusted pre-tax loss	$(248)	(280)	(249)

Phillips 66 Reports First-Quarter 2023 Financial Results

*Earnings and adjusted earnings for the first quarter of 2022 have been recast to reflect a change in the composition of the company's segments made in the fourth quarter of 2022. See the Basis of Presentation section above for further information.

[1] Restructuring costs, related to Phillips 66’s multi-year business transformation efforts, are primarily due to consulting fees. Additionally, fourth-quarter included a held-for-sale asset impairment of $45 million.

[2] Restructuring costs, related to the integration of DCP Midstream, primarily reflect severance costs and consulting fees. A portion of these costs are attributable to noncontrolling interests.
3 We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 24%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

4 Q1 2022 is based on adjusted weighted-average diluted shares of 450,129 thousand. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Except as Indicated
March 31, 2023
Debt-to-Capital Ratio
Total Debt	$18,485
Total Equity	34,916
Debt-to-Capital Ratio	35%
Total Cash	6,965
Net Debt-to-Capital Ratio	25%

Phillips 66 Reports First-Quarter 2023 Financial Results

	Millions of Dollars
	Except as Indicated
	2023	2022
	Q1	Q4
Realized Refining Margins
Income before income taxes	$1,608	1,640
Plus:
Taxes other than income taxes	113	47
Depreciation, amortization and impairments	202	238
Selling, general and administrative expenses	45	47
Operating expenses	1,167	1,264
Equity in earnings of affiliates	(199)	(254)
Other segment (income) expense, net	25	(29)
Proportional share of refining gross margins contributed by equity affiliates	428	499
Special items:
None	—	—
Realized refining margins	$3,389	3,452
Total processed inputs (thousands of barrels)	145,241	154,178
Adjusted total processed inputs (thousands of barrels)*	163,552	175,033
Income before income taxes (dollars per barrel)**	$11.07	10.64
Realized refining margins (dollars per barrel)*****	$20.72	19.73
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.